                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25                  SEC FILE NUMBER

                                                                  000-28423

                           NOTIFICATION OF LATE FILING          ---------------

                                                                 CUSIP NUMBER

                                                                   91915P 10 7

(Check One):  |_|Form 10-K |_|Form 20-F |_|Form 11-K |X|Form 10-Q |_|Form N-SAR

          For Period Ended:   09/30/2012

                           -------------------

          (   ) Transition Report on Form 10-K

          (   ) Transition Report on Form 20-F

          (   ) Transition Report on Form 11-K

          (   ) Transition Report on Form 10-Q

          (   ) Transition Report on Form N-SAR

          For the Transition Period Ended:_____________________________________

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 Read Instructions (on back page) Before Preparing Form. Please Print or Type.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION

                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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     If the notification relates to a portion of the filing checked above,

            identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrants:

Validian Corporation

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Former Name if Applicable

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Address of Principal Executive Offices (Street and Number)

6 Gurdwara Street, Suite 100

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City, State and Zip Code

Ottawa, Ontario, Canada K2E 5A3

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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)

       (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without

            unreasonable effort or expense;

   X   (b)  The subject quarterly report on Form 10-Q will be filed on or before the fifth calendar day following the

            prescribed due date; and

       (c)  The accountant's statement or other exhibit required by

            Rule 12(b)-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-Q could not be filed within the prescribed time period. (Attach Extra Sheets If Needed)

"The financial statements and Managements Discussion are not completed."

PART IV --OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification:

      Bruce Benn                                    613-230-7211

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        Name                                      Area Code    Telephone Number

(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the

Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940

during the  preceding 12 months (or for such  shorter)  period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                                               _          _

                                                              |X| Yes    | | No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              _        _

                                                             | | Yes  |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             Validian Corporation

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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on their behalf by the undersigned hereunto duly authorized.

Date November 14, 2012          By /s/ Bruce Benn

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                                Bruce Benn, Chief Executive Officer

Instruction: The form may be signed by an executive officer of the registrant or by any other duly authorized representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-----------------------------------ATTENTION------------------------------------

    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL

                        VIOLATIONS (SEE 18 U.S.C. 1001).

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